UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 15, 2008

TOYOTA MOTOR CREDIT CORPORATION

 (Exact name of registrant as specified in its charter)

California	1-9961	95-3775816

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19001 S. Western Avenue Torrance, California		90501

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:     (310) 468-1310

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Toyota Motor Credit Corporation (the “Company”) identified a non-cash error in its accounting for certain debt in hedging relationships governed by Statement of Financial Accounting Standards No. 133, “Accounting for Debt Instruments and Hedging Activities” (“SFAS 133”) that occurred in periods beginning in fiscal 2005.  The Company had previously identified a significant deficiency related to inherent internal control risks due to the manual nature of compiling information from its existing debt and derivative accounting system used to determine the mark to market value of its debt portfolio.  The Company identified the error as part of its remediation efforts during the process of data conversion and reconciliation in its implementation of a new debt and derivative accounting system.  The error related to certain debt denominated in foreign currencies.  Market values of the debt were incorrectly recorded resulting in an understatement of debt and interest expense.  The error was not as a result of misapplication of SFAS 133 but instead was clerical in nature relating to certain manual processes.  The cumulative effect of this error resulted in an understatement of debt and interest expense which caused previously reported net income to be overstated or net loss to be understated, as relevant.

The Company believes at this time that the error will not affect the Company’s cash flows from operating activities or cash position when corrected and thus will not affect the Company’s ability to repay its outstanding debt obligations as they become due.  Because the Company has not yet completed its internal review, the Company is currently not in a position to quantify precisely the impact of the error on its financial statements.  However, at this time, the Company expects that the error, which relates to non-cash items, will result in an increase in interest expense, an increase in debt and a reduction in deferred income taxes and retained earnings.  The Company currently estimates that the cumulative amount of the error will be in the range of approximately $120 million to $155 million on an after-tax basis.  Of such amount, the Company currently estimates that the net loss for the fiscal year ended March 31, 2008 would increase by approximately $70 million.

The Company is in discussions with its advisors to seek their guidance regarding this matter.  The Company expects to provide additional information no later than the filing of its next quarterly report on Form 10-Q for the quarter ended June 30, 2008.

Pursuant to General Instruction B.2. of Form 8-K, the information furnished hereunder shall be deemed “filed”, not “furnished”, and shall be incorporated by reference into the Company’s Form S-3 filed with the U.S. Securities and Exchange Commission on March 3, 2006 (File No. 333-132201).

Forward-Looking Statements Disclaimer Legend

The above information contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could cause actual results to differ materially from those projected, anticipated or implied.  For information concerning these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYOTA MOTOR CREDIT CORPORATION

Date: July 15, 2008	By: /S/ JOHN F. STILLO
John F. Stillo
Group Vice President and
Chief Financial Officer